UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25
                         NOTIFICATION OF LATE FILING


(Check One): |_| Form 10-K |_| Form 20-F |X| Form 11-K |_| Form 10-Q |_| Form N-SAR

                     For Period Ended: December 30, 1999

                     |_| Transition Report on Form 10-K
                     |_| Transition Report on Form 20-F
                     |_| Transition Report on Form 11-K
                     |_| Transition Report on Form 10.Q
                     |_| Transition Report on Form N-SAR
                     For the Transition Period Ended: _______________________

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Read  Instructions (on back page) Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I--REGISTRANT INFORMATION
LITHIA MOTORS, INC.
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Full Name of Registrant

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Former Name if Applicable

360 E. Jackson Street
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Address of Principal Executive Office (Street and Number)

Medford, Oregon  97501
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City, State, and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed: (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expenses;

     |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth (15th) calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth (5th) calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

Registrant is unable to timely file its annual report on Form 11-K for its 401(k) plan, the Lithia Motors, Inc. Salary Reduction Profit Sharing Plan, for the period ending December 30, 1999, because the financial statements for the plan have not been completed. Registrant's accountants have been unable to complete the financial statements for the plan in a timely manner because the plan administrator has failed to provide the accountants with the information necessary to properly prepare and complete the financial statements. See the accountant's statement attached.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Jeffrey B. DeBoer        503            774-6868
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          (Name)          (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports) been filed?
     If answer is no, identify report(s).                       |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
     portion  thereof?                                          |_| Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              LITHIA MOTORS, INC.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2000                     By: /s/ Kenneth E. Roberts
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                                            Kenneth E. Roberts
                                            Asst. Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.